Exhibit (e)(2)(H)

AMENDMENT AGREEMENT

[English translation of the Korean original, prepared for reference only. In the event of any discrepancy, the Korean original shall prevail. “(seal)” indicates the place where a corporate seal is affixed in the original.]

DoubleU Games Co., Ltd., as creditor (hereinafter “Party A”), and DoubleDown Interactive Co., Ltd., as debtor (hereinafter “Party B”), enter into this Amendment Agreement to amend the Loan Agreement executed in May 2018 (the “Original Agreement”) as set forth below, in order to reflect the partial repayment of the loan and to extend the repayment date.

1. Amendments

The Preamble, Article 2 and Article 4(1) of the Original Agreement are amended as follows (amended wording underlined in the original):

Provision	Before	After
Preamble	Party A agrees to lend to Party B the sum of KRW thirty-five billion won, and, in order to secure the performance of such obligation, the parties enter into this Agreement as set forth below.	Party A agrees to lend to Party B the sum of KRW five billion won, and, in order to secure the performance of such obligation, the parties enter into this Agreement as set forth below.

Article 2	Article 2 (Terms of the Transaction) Party A shall lend KRW 35,000,000,000 (thirty-five billion won) to Party B, and Party B shall borrow the same.	Article 2 (Terms of the Transaction) Party A shall lend KRW 5,000,000,000 (five billion won) to Party B, and Party B shall borrow the same.

Article 4(1)	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2024.	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2026.

2. Other Matters

Matters not provided for in this Amendment Agreement shall be governed by the Original Agreement. In the event of any conflict between this Amendment Agreement and the Original Agreement, this Amendment Agreement shall prevail.

IN WITNESS WHEREOF, the parties have prepared two (2) originals of this Agreement, signed and sealed them, and each party retains one (1) original.

May 27, 2024

Party A

DoubleU Games Co., Ltd.

16F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, Karam (seal)

Party B

DoubleDown Interactive Co., Ltd.

13F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, In-keuk (seal)